Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAPSTONE GREEN ENERGY HOLDINGS, INC.

The undersigned officer of Capstone Green Energy Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is Capstone Green Energy Holdings, Inc. (the “Corporation”).

2. Article I (Name) of the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended and replaced in its entirety with the following:

“1. The name of the Corporation is Capstone Energy+, Inc.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL and approved by the Board of Directors by unanimous written consent pursuant to Section 141(f) of the DGCL.

4. This Certificate of Amendment shall be effective on April 30, 2026, at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation on April 29, 2026.

By:	/s/ Alfredo Gomez
Name:	Alfredo Gomez
Title:	Authorized Officer